UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
April 15, 2011

GRAND RIVER COMMERCE, INC.
(Exact name of registrant as specified in its charter)

Michigan	333-147456	20-5393246
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4471 Wilson Ave., SW, Grandville, Michigan	49418
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (616) 531-1943

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Election of a Director

Effective April 15, 2011, the Board of Directors (“Board”) of Grand River Commerce, Inc. (“Company”) appointed Theodore W. Kortes to the Company’s Board as a Class 1 director, and as a director of Grand River Bank (“Bank”), each pursuant to recommendations by the Governance and Nominating Committees of the respective boards of directors, as well as receipt of approval of the Bank’s regulators.  Mr. Kortes will fill the vacancy created by Rick Blauw’s decision not to seek re-election to the boards of the Company and the Bank.  Mr. Kortes will be appointed to committees of the boards of the Company and the Bank in the future.  Mr. Kortes will receive stock options commensurate in amount and terms to the non-employee directors currently serving on the Board.

During the past five years, Mr. Kortes has been employed as a Director of Isabella Bank Corporation and Chairman of Isabella Bank - Greenville.  Prior to Isabella Bank’s acquisition of Greenville Community Bank, Mr. Kortes was the President and CEO of Greenville Community Bank.  It is because of his banking, board of director and leadership experience that the respective boards of the Company and the Bank concluded that Mr. Kortes should be elected.

Mr. Kortes is not a party to any arrangement or understanding with any person pursuant to which he was appointed as a director; neither is Mr. Kortes nor any of his immediate family members a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed as part of this report:

Exhibit No.	Description

None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAND RIVER COMMERCE, INC.

Date: April 21, 2011	By:	/s/ Robert P. Bilotti